Exhibit 99.1

First Reliance Announces 1st Quarter Net Income of $573,703 - Up 33%

FLORENCE, S.C., April 17 /PRNewswire-FirstCall/ -- First Reliance Bancshares, Inc., (OTC Bulletin Board: FSRL), the holding company for First Reliance Bank, reported unaudited pre-tax income for the quarter ended March 31, 2006 of $811,554, an increase of $253,046, or 31%, over the $558,508 reported for the quarter ended March 31, 2005. Unaudited net income increased 33%, to $573,703 as compared to $385,599 reported in the prior-year period. Earnings benefited from strong growth in both net interest income and non- interest income. Specifically, net interest income increased 24% to $4,008,669 for the quarter ended March 31, 2006, while non-interest income increased by 41% to $938,455. Basic earnings per share were $0.17, an increase of $0.05, or 29%, from $0.12 reported in the prior-year period. The earnings per share for the quarter ended March 31, 2006 is based on average shares of 3,344,344 compared to 3,221,902 shares reported in the prior-year period.

At March 31, 2006, total assets were $420 million, an increase of $87 million, or 21% over the $333 million reported for March 31, 2005. Loans increased $50 million, or 16% to $323 million, funded primarily by growth in deposits. Deposits increased to $355 million, up 26% from $261 million reported the prior year period.

Rick Saunders, President and Chief Executive Officer, commented, “Continuing to focus on our Easy-To-Do-Business-With(TM) promise to our customers will remain a primary focus throughout 2006. The beginning of 2006 met with our newest service initiative that promises our customers: Any ATM, Anywhere, NO Fees. We believe this is an extremely complementary addition to our suite of customer focus services. Our recent groundbreaking in Lexington, SC on a $3 million regional office project also supports our commitment to world class service and innovation through design. Delivering on our vision for the future, we were pleased to announce our plans to build a 75,000- square-foot corporate center in Florence, S.C. over the next 2-5 years. The 5 to 7 story building will be situated on 7 acres of land and will include a training facility and child development center for our employees. The site we have acquired has frontage to I-20 spur and is located just two miles east of the I-95/I-20 intersection the fastest growing economic development corridor in SC for 2005.”

“Our commitment best-in-class customer service has rewarded us with a vote of confidence from our customers in the form of a 95% customer satisfaction rating. (Performance Solutions, February 2006.) I am confident that these positive trends will provide us with the foundation and momentum needed for another successful year.”

Jeff Paolucci, Senior Vice President and Chief Financial Officer, commented on the quarterly performance results by saying, “The first quarter of 2006 was an outstanding quarter, as the positive results of 2005 continued into the first quarter of 2006. Expansion into Charleston and Mt. Pleasant has proven to be successful as Low Cost/No Cost deposits grew 32% or $16.4 million over the prior year period. Total deposits increased 26% over the prior year period, due to the success of our Easy-To-Do-Business-With(TM) and There’s More to Banking Than Money(TM) standards which offer our customers 8-8 extended banking hours, Totally Free Checking, Totally Free Business, free coin machines, $500 Service Promises, and a No Fee ATM Network. The first quarter of 2006 saw an increase of 22% in account acquisition with 7,171 demand deposit accounts on March 31, 2006, due largely to our Totally Free Checking Program. The company is well-positioned to take advantage of any economic expansion opportunities that this period may provide.”

The Company’s one bank subsidiary, First Reliance, has been recognized for its success including being the only bank ever to be named to The Top 25 Fastest Growing Companies(TM) in South Carolina three times including 2005 (ElliottDavis.) First Reliance Bank operates in five locations with Totally Free Checking, Totally Free Business, free coin machines, $500 Service Promises and 8-8 Extended Hours in their Florence location.

Based in Florence, South Carolina, First Reliance Bancshares, Inc., is a bank holding company with approximately $403.1 million in assets as of December 31, 2005. First Reliance Bank, which was opened in 1999, is the Company’s sole operating subsidiary. The bank, which serves as one of the only locally owned and operated banks in the Florence area, maintains two branch locations and a Technology Center in Florence, SC. In addition, the bank’s aggressive planned growth strategy resulted in expansion into the Columbia, SC market where they opened a Lexington regional facility in 2004. In March of 2005, the Charleston regional office was opened in historic downtown Charleston, SC. Their newest facility, opened in the 3rd quarter of 2005, will serve the Mt. Pleasant, SC community. During the fourth quarter, the bank acquired its third Charleston branch site located at 2031 Sam Rittenberg Blvd. Charleston, SC, with plans to open this location in 2006. Additional branch expansions over the next 24 months include new sites located in North Charleston, the Midlands Region, and the Upstate Region. The Company’s stock is traded on the OTC Bulletin Board under the symbol “FSRL”. Information about the Company is available on our website at www.firstreliance.com.

This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

          Contact Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer, (843) 674-3250

First Reliance Bancshares, Inc.
Consolidated Reports of Income

	Three Months Ended Mar 31,2006	Three Months Ended Mar 31,2005

	(Unaudited)	(Unaudited)
Interest Income
Loans and Fees	6,397,688	4,305,702
Investment Securities
Taxable	270,349	182,285
Tax exempt	152,401	125,971
Federal funds sold	177,871	5,329
Other interest income	26,018	13,683
Total	7,024,327	4,632,970
Interest Expense
Time deposits $100,000 and over	1,060,179	688,700
Other deposits	1,544,759	649,125
Other interest expense	410,720	254,637
Total	3,015,658	1,592,462
Net Interest Income	4,008,669	3,040,508
Provision for loan losses	(250,285)	(172,552)
Net Interest Income after provision	3,758,384	2,867,956
Non-interest Income
Service charges on deposit accounts	364,379	328,605
Gain on sale of mortgage loans	358,450	105,497
Brokerage fees	31,465	31,002
Credit life insurance commissions	6,429	7,661
Other charges, commissions and fees	59,766	46,797
Gain/ Loss on sale of securities available for sale	—	—
Gain/ Loss on sale of Other Real Estate	—	(30,025)
Gain/ Loss on sale of Fixed Assets	(14)	(287)
Other	117,980	68,983
Total	938,455	558,233
Non-interest Expense
Salaries and benefits	2,240,635	1,706,080
Occupancy	288,986	158,395
Furniture and equipment related	162,578	174,218
Other operating	1,193,086	828,988
Total	3,885,285	2,867,681
Income before tax	811,554	558,508
Income tax expense	237,851	172,909
Net Income	573,703	385,599
Basic earnings per share	0.17	0.12
Diluted earnings per share	0.16	0.11

First Reliance Bancshares, Inc.
Balance Sheet

	March 31 2006	March 31 2005	December 31 2005

	(Unaudited)	(Unaudited)	(Audited)
Assets:
Cash and Cash Equivalents
Cash and Due From Banks	9,208,595	5,972,453	7,264,897
Federal funds sold	15,250,000	7,595,000	22,442,000
Total cash and cash equivalents	24,458,595	13,567,453	29,706,897
Investment securities
Securities available for sale	37,356,234	28,142,501	37,121,479
Non-marketable equity securities	1,956,350	2,469,600	1,745,850
Investment in trust	310,000	—	310,000
Total investment securities	39,622,584	30,612,101	39,177,329
Loans held for sale	7,760,509	1,331,952	7,994,603
Loans receivable	326,997,202	275,681,928	311,544,385
Less allowance for loan losses	(3,594,008)	(2,954,120)	(3,419,368)
Loans, net	323,403,194	272,727,808	308,125,017
Premises, furniture, and equipment, net	10,644,038	7,159,172	10,020,537
Accrued interest receivable	1,984,566	1,500,645	2,189,742
Other real estate owned	1,518,896	342,509	345,550
Cash surrender value life insurance	8,644,788	3,451,582	3,752,165
Other assets	2,033,965	1,877,637	1,726,044
Total Assets	420,071,135	332,570,859	403,037,884
Liabilities:
Deposits:
Non-interest bearing transaction accounts	43,331,022	31,877,012	39,222,574
Interest bearing transaction accounts	29,039,236	17,380,363	29,437,107
Savings	80,493,705	64,522,914	79,663,175
Time deposits $100,000 and over	114,849,844	96,003,028	113,268,921
Other time deposits	87,392,005	51,299,038	72,845,121
Total deposits	355,105,812	261,082,355	334,436,898
Securities sold under agreements to repurchase	4,127,758	3,195,332	3,859,904
Advances from Federal Home Loan Bank	18,500,000	39,000,000	23,500,000
Junior subordinated debentures	10,310,000	—	10,310,000
Accrued interest payable	435,373	689,868	446,303
Other liabilities	1,018,048	993,355	834,144
Total Liabilities	389,496,991	304,960,910	373,387,249
Shareholders’ Equity:
Common Stock	33,703	32,294	33,061
Capital Surplus	24,703,902	23,597,787	24,127,329
Treasury Stock	—	(9,896)	(9,896)
Restricted Stock	(91,840)	—	—
Retained Earnings	6,185,550	4,049,900	5,611,847
Accumulated other comprehensive income	(257,171)	(60,136)	(111,706)
Total Shareholders Equity	30,574,144	27,609,949	29,650,635
Total Liabilities and Shareholders Equity	420,071,135	332,570,859	403,037,884

SOURCE  First Reliance Bancshares, Inc.
          -0-                             04/18/2006 C CLM011
          /CONTACT:  Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer of First Reliance Bank, +1-843-674-3250, or jpaolucci@firstreliance.com/
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          /Web site:  http://www.firstreliance.com /
          (FSRL)